CONFIRMING STATEMENT


This Statement confirms that the undersigned, Michelle Petrovsky, has authorized and designated each of Robert E. Rout, Wendy S. Bell or Timothy P. McKee to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of S&T Bancorp, Inc. The authority of Robert E. Rout, Wendy S. Bell or Timothy P. McKee under this Statement shall continue until the undersigned is no longer required to file Forms
3, 4 and 5 with regard to his/her ownership of or transactions in securities of S&T Bancorp, Inc., unless earlier revoked in writing. The undersigned acknowledges that Robert E. Rout, Wendy S. Bell or Timothy P. McKee are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


/s/ Michelle Petrovsky

_________________________


Date:  January 2, 2008